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                                                                      Exhibit 12


                               PURCHASE AGREEMENT

     Mutual Fund Group (the "Fund"), a Massachusetts business trust, and J.P. Morgan Fund Distributors, Inc. (the "Distributor"), a Delaware corporation, hereby agree as follows:

     1. The Fund hereby offers the Distributor and the Distributor hereby purchases one share of each of the (i) Institutional, (ii)Class A, (iii) Class B and (iv) Class C classes of shares of the Fund's Tax Aware International Opportunities Fund (collectively, the "Shares") for $10 per Share. The Fund hereby acknowledges receipt from the Distributor of funds in full payment for the foregoing Shares.

     2. The Distributor represents and warrants to the Fund that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. "Mutual Fund Group" and "Trustees of Mutual Fund Group" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 11, 1987 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "Mutual Fund Group" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of April __, 2001.

                                 MUTUAL FUND GROUP


                                 By:
                                    --------------------------------
                                          Name:
                                          Title:

                                 J.P. MORGAN FUND DISTRIBUTORS, INC.


                                 By:
                                    --------------------------------
                                          Name:
                                          Title: